Exhibit 5.2

May 18, 2006

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Ladies and Gentlemen:

We have acted as special Maryland counsel for HSBC USA Inc., a Maryland corporation (the “Company”) in connection with the Company’s issuance of up to 14,950,000 Depositary Shares (the “Depositary Shares”), representing up to 373,750 shares of 6.50% Non-Cumulative Preferred Stock, Series H (the “Series H Shares”). The Depositary Shares and the Series H Shares are to be sold by the Company pursuant to an underwriting agreement, dated May 16, 2006 (the “Underwriting Agreement”) between the Company and HSBC Securities (USA) Inc., as representative of the several underwriters named in the Underwriting Agreement. The Series H Shares are being issued pursuant to Articles Supplementary to the Company’s Articles of Incorporation, dated May 18, 2006 (the “Articles Supplementary”).

The Company filed an automatic shelf registration statement on Form S-3 on April 5, 2006 (the “Registration Statement”)(File No. 333-133007) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), that included a base prospectus, which sets forth the general terms of the Depositary Shares and the Series H Shares. In connection with the offering of the Depositary Shares, the Company prepared a preliminary prospectus supplement dated May 15, 2006 in accordance with Rule 424(b) of the Securities Act, which provides the specific terms of the offering (the “Preliminary Prospectus Supplement”), a Final Term Sheet that was filed with the Commission on May 16, 2006 as an “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act (the “Final Term Sheet”), and a final prospectus supplement dated May 16, 2006, which was filed with the Commission on May 18, 2006 in accordance with Rule 424(b) of the Securities Act (the “Prospectus Supplement”).

We have examined copies of the Registration Statement and Preliminary Prospectus Supplement, the Final Term Sheet and the Prospectus Supplement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, the form of Deposit Agreement (the “Deposit Agreement”) among the Company and HSBC Bank USA, N.A., as depositary (the “Depositary”), minutes of meetings of the stockholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and By-Laws of the Company, each as restated and/or amended to date, the Articles Supplementary and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

HSBC USA Inc.
May 18, 2005

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than Maryland General Corporation Law and the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the Series H Shares to be issued and sold by the Company have been duly authorized for issuance and, assuming the due execution by the Depositary of the Deposit Agreement, when such Series H Shares are issued and delivered by the Company to the Depositary against payment of the consideration duly approved by the Company and in accordance with the terms and conditions of the Underwriting Agreement and the Depositary Agreement, such Series H Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on May 22, 2006, which Form 8-K will be incorporated by reference into the Registration Statement, and to the use of our name in the Prospectus included as part of the Registration Statement and in the Preliminary Prospectus Supplement and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ JOHN B. WATKINS

John B. Watkins, a Partner